As filed with the Securities and Exchange Commission on July 30, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ROYCE VALUE TRUST, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Royce Value Trust, Inc. Stockholders Approve

New Investment Advisory Agreement at Special Meeting

NEW YORK – July 29, 2020 – Royce Value Trust, Inc. (NYSE: RVT) (the “Fund”) announced that the

Fund’s stockholders voted to approve a new investment advisory agreement1 with the Fund’s investment manager, Royce Investment Partners (“Royce”)2 at today’s Special Meeting of Stockholders of the Fund (the “Special Meeting”).

“We appreciate the strong participation and support of the Fund’s stockholders throughout this process,” said Christopher D. Clark, the Fund’s President. “Stockholder approval of the new agreement ensures that Royce can continue to manage the Fund and execute the strategy that has produced impressive relative performance for stockholders.”

The new agreement will become effective upon completion of Franklin Resources, Inc.’s acquisition of Legg Mason Inc., Royce’s indirect parent company. There will be no increase in the contractual investment advisory fee rate for the Fund as a result of the implementation of the new agreement. In addition, implementation of the new agreement will not result in any changes to the Fund’s portfolio management personnel, investment objective, principal investment strategy, or investment restrictions.

About Royce Value Trust, Inc.

Royce Value Trust, Inc. is a closed-end diversified management investment company whose shares of Common Stock are listed and traded on the New York Stock Exchange. The Fund's primary investment goal is long-term capital growth, which it seeks by normally investing at least 65% of its assets in equity securities primarily of small- and micro-cap companies.

For further information on The Royce Funds℠, please visit our web site at: www.royceinvest.com.

Forward Looking Statement

This release is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission, including the Fund’s Annual Report to Stockholders on Form N-CSR, for the year ended December 31, 2019, and subsequent filings with the Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund undertakes no responsibility to update publicly or revise any forward-looking statement

Media Contact

Joele Frank, Wilkinson Brimmer Katcher

Lucas Pers

212-355-4449

1Due to the “change of control” that will result from the pending combination of Legg Mason Inc. (“Legg Mason”) and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, that will cause the Fund’s current investment advisory agreement to terminate in accordance with its terms as required by applicable law.

2Royce & Associates, LP is a Delaware limited partnership that primarily conducts its business under the name Royce Investment

Partners.